Exhibit 10.2

FOURTH AMENDED AND RESTATED

OMNIBUS AGREEMENT

among

TRANSMONTAIGNE PARTNERS LLC

TRANSMONTAIGNE OPERATING GP L.L.C.

TRANSMONTAIGNE OPERATING COMPANY L.P.

and

TLP MANAGEMENT SERVICES LLC

FOURTH AMENDED AND RESTATED OMNIBUS AGREEMENT

THIS FOURTH AMENDED AND RESTATED OMNIBUS AGREEMENT (this “Restated Agreement”) dated as of February 26, 2019 (the “Effective Date”), is entered into by and among TransMontaigne Partners LLC, a Delaware limited liability company (the “Company”), TransMontaigne Operating GP L.L.C., a Delaware limited liability company (the “OLP GP”), TransMontaigne Operating Company L.P., a Delaware limited partnership (the “Operating Partnership”), and TLP Management Services LLC, a Delaware limited liability company (“TLP Management Services”). The above-named entities are sometimes referred to in this Restated Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

A.            TransMontaigne LLC, a Delaware limited liability company and formerly known as TransMontaigne Inc., TransMontaigne GP L.L.C., a Delaware limited liability company (the “General Partner”), TransMontaigne Partners L.P. (the “Partnership”), OLP GP and the Operating Partnership (the “First A&R Omnibus Agreement Parties”) have previously entered into an Amended and Restated Omnibus Agreement, dated as of December 31, 2007, but effective for all purposes as of January 1, 2008 (the “First A&R Omnibus Agreement”).

B.            The First A&R Omnibus Agreement Parties (and in the case of the Fourth Amendment and the Second A&R Omnibus Agreement, as defined below, Gulf TLP Holdings, LLC) have previously amended the First A&R Omnibus Agreement by execution of the First Amendment to Amended and Restated Omnibus Agreement dated as of July 16, 2013 (the “First Amendment”), the Second Amendment to Amended and Restated Omnibus Agreement dated as of April 14, 2015 (the “Second Amendment”), the Third Amendment to Amended and Restated Omnibus Agreement dated as of June 16, 2015 (the “Third Amendment”), the Assignment and Amendment No. 4 to Amended and Restated Omnibus Agreement dated as of February 1, 2016 (the “Fourth Amendment”), the Second Amended and Restated Omnibus Agreement dated as of February 22, 2016 but effective for all purposes as of February 1, 2016 (the “Second A&R Omnibus Agreement”), and the Third Amended and Restated Omnibus Agreement dated as of May 7, 2018 (the “Third A&R Omnibus Agreement,” together with the First A&R Omnibus Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment and the Second A&R Omnibus Agreement, collectively, the “Prior Agreement”).

C.            Pursuant to the Prior Agreement, TLP Management Services and its affiliates agreed to provide certain management, legal, accounting, tax, corporate staff and other support services to the Partnership from and after the effective date of the Prior Agreement, as well as provide personnel to operate certain assets.

D.            Pursuant to the Prior Agreement, effective from and after the Effective Date (as defined therein) of the Third A&R Omnibus Agreement, the Partnership Group assumed direct financial responsibility for the services provided by the TLP Management Services engineering and the environmental safety and occupational health (“ESOH”) personnel pursuant to which TLP Management Services is directly reimbursed for the associated costs and expenses and the revised Administrative Fee, as set forth therein, reflects such designation, effective from and after the Effective Date (as defined therein) of the Third A&R Omnibus Agreement.

E.            On November 25, 2018, the Partnership, the General Partner, TLP Finance Holdings, LLC, Delaware limited liability company (“TLP Finance”), TLP Acquisition Holdings, LLC, a Delaware limited liability company (“TLP Holdings”), TLP Merger Sub, LLC, a Delaware limited liability company agreement, and solely for the purposes of Section 6.19 thereof, TLP Equity Holdings, LLC, a Delaware limited liability company, signed that certain Agreement and Plan of Merger, pursuant to which, among other things, TLP Finance agreed to acquire one hundred percent (100%) of the issued and outstanding Common Units that it and its affiliates do not already own (such transaction, the “Acquisition”). Immediately upon consummation of the Acquisition (the “Acquisition Effective Time”), and as a result thereof, among other things, (i) each of the Partnership’s general partner units issued and outstanding immediately prior to the Acquisition Effective Time will be converted into (a) one Common Unit, and (b) in aggregate, a non-economic general partner interest in the Partnership, (ii) each of the Partnership’s incentive distribution rights issued and outstanding immediately prior to the Acquisition Effective Time will be converted into 100 Common Units, (iii) the General Partner shall distribute its Common Units in the Partnership (the “Transferred GP Units”) to TLP Holdings, and TLP Holdings shall contribute the Transferred GP Units to TLP Finance, (iv) the Partnership shall convert into the Company (a Delaware limited liability company) pursuant to Section 17-219 of the Delaware Limited Partnership Act, as amended, and shall change its name to “TransMontaigne Partners LLC”, and all Common Units owned by TLP Finance shall be converted into limited liability company interests, (v) the non-economic interest in the Partnership owned by the General Partner shall be automatically cancelled and cease to exist, and the General Partner shall be merged with and into the Company, with the Company surviving the merger, and (vi) the Company shall be hundred percent (100%) owned by TLP Finance (the transactions described in the foregoing clauses (i) through (vi), collectively with the Acquisition, the “Take-Private Transaction”).

F.             Following the Take-Private Transaction, TLP Management Services and its affiliates agree to provide certain management, legal, accounting, tax, corporate staff and other support services to the Company from and after the effective date of this Restated Agreement, as well as provide personnel to operate certain assets, substantially on the same terms as provided for in the Prior Agreement, as further set forth herein.

G.            The Parties desire to hereby amend and restate the Prior Agreement in its entirety.

ARTICLE I

Definitions

1.1          Definitions.

As used in this Restated Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition” is defined in Recital E.

“Acquisition Effective Time” is defined in Recital E.

“Administrative Fee” is defined in Section 2.1(a).

“Applicable Period” is defined in Section 2.1(a).

“Assets” means (a) all assets owned by the Partnership Group prior to or on the Acquisition Effective Time and (b) all assets acquired or constructed by the Company Group during the Applicable Period from and after such time as the Company, on behalf of the Company Group and TLP Management Services establish a revised Administrative Fee in accordance with Section 2.1(a) hereof and, if applicable, a revised Insurance Reimbursement in accordance with Section 2.1(c) hereof.

“Common Units” means, prior to the Acquisition Effective Time, the issued and outstanding common units representing limited partner interests in the Partnership.

“Company” is defined in the introductory paragraph of this Restated Agreement.

“Company Group” means, from and after the Acquisition Effective Time, the Company, OLP GP, the Operating Partnership and any of their respective Subsidiaries, treated as a single consolidated entity.

“Company Group Member” means any Person of the Company Group.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Effective Date” is defined in introductory paragraph of this Restated Agreement.

“ESOH” is defined in Recital D.

“First A&R Omnibus Agreement” is defined in Recital A.

“First A&R Omnibus Agreement Parties” is defined in Recital A.

“First Amendment” is defined in Recital B.

“Fourth Amendment” is defined in Recital B.

“General Partner” is defined in Recital A.

“Insurance Reimbursement” is defined in Section 2.1(c).

“OLP GP” is defined in the introductory paragraph of this Restated Agreement.

“On-Site Employees” is defined in Section 3.1(a).

“Operating Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of February 26, 2019.

“Operating Partnership” is defined in the introductory paragraph of this Restated Agreement.

“Partnership” is defined in Recital A.

“Partnership Entities” means, prior to the Acquisition Effective Time, the General Partner and each Person of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means, prior to the Acquisition Effective Time, the Partnership, OLP GP, the Operating Partnership and any of their respective Subsidiaries, treated as a single consolidated entity.

“Party” and “Parties” are defined in the introductory paragraph of this Restated Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pike Entities” means Pike Petroleum Holdings, LLC, and any Person controlled, directly or indirectly, by Pike Petroleum Holdings, LLC other than the Partnership Entities; and “Pike Entity” means any of the Pike Entities.

“Plan” is defined in Section 2.1(b).

“Prior Agreement” is defined in Recital B.

“Restated Agreement” is defined in the introductory paragraph hereof.

“Second A&R Omnibus Agreement” is defined in Recital B.

“Second Amendment” is defined in Recital B.

“Services” is defined in Section 2.1(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than fifty percent (50%) of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than fifty percent (50%) of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Take-Private Transaction” is defined in Recital E.

“Third A&R Omnibus Agreement” is defined in Recital B.

“Third Amendment” is defined in Recital B.

“TLP Finance” is defined in Recital E.

“TLP Holdings” is defined in Recital E.

“TLP Management Services” is defined in the introductory paragraph of this Restated Agreement.

“Transferred GP Units” is defined in Recital E.

ARTICLE II

Services

2.1          General.

(a)           During the period commencing on the Effective Date and terminating on the earlier to occur of the Pike Entities ceasing to indirectly control the Company or, at the election of either the Company or TLP Management Services following prior written notice to the other Parties at least two (2) years prior to the effective date of such termination (the “Applicable Period”), the Company shall pay TLP Management Services an administrative fee (the “Administrative Fee”) of $8,384,440 (as adjusted, if necessary, pursuant to this Section 2.1(a)) per year, payable in arrears in equal monthly installments on the third (3rd) business day of each month, beginning in March 2019, for the provision by TLP Management Services for the Company Group’s benefit of certain management, legal, accounting, tax, corporate staff and other support services during the Applicable Period (the “Services”). The Services will be substantially identical in nature and quality to the services of such type previously provided pursuant to the Prior Agreement (with the Company Group replacing the Partnership Group). During the Applicable Period, the Company Group will satisfy all of its needs for such Services through TLP Management Services. TLP Management Services may increase the Administrative Fee each calendar year effective commencing on January 1, 2019 by an amount up to the product of the then-current Administrative Fee multiplied by an amount equal to (x) the percentage increase, if any, from the immediately preceding year in the Consumer Price Index - All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, plus (y) two (2) percent. If the Company or any other Company Group Member acquires or constructs additional assets during the Applicable Period, then TLP Management Services may propose a revised Administrative Fee. If the Company, on behalf of the Company Group, agrees to such revised Administrative Fee, then TLP Management Services shall provide Services for the additional assets pursuant to the terms set forth herein. Notwithstanding the foregoing, the Services shall not include any services that are outsourced by TLP Management Services to third Persons.

(b)           During the Applicable Period, the Company shall approve the annual awards granted under the Amended and Restated TLP Management Services LLC Savings and Retention Plan or any similar successor plan (the “Plan”) to employees performing Services to or for the benefit of the Company Group. The aggregate amount of such awards shall be no less than $1.5 million per year. As awards are payable in accordance with the vesting and payment schedule provided in the Plan, the Company will pay the awards in cash or such other consideration as determined by TLP Management Services, as the Plan administrator pursuant to the terms of the Plan and any annual award granted thereunder. Payments under the Plan may be made to TLP Management Services LLC, as the Plan administrator, for the benefit of the plan participants or, alternatively, directly to the plan participants.

(c)           During the Applicable Period, if TLP Management Services procures insurance with respect to the Company Group, the Assets or operations thereof, then the Company shall pay TLP Management Services or any applicable affiliate of TLP Management Services an insurance reimbursement (the “Insurance Reimbursement”) equal to the amount of any premiums and fees payable under the applicable insurance policies. If at any time TLP Management Services proposes to renew or replace any insurance policy with respect to which any Company Group Member currently has procured insurance, then TLP Management Services shall propose the procurement of such insurance policy to the Company, and such insurance policy shall be procured by TLP Management Services or an affiliate thereof, subject to the reasonable approval of the Company, on behalf of the Company Group. TLP Management Services may increase the Insurance Reimbursement at any time in accordance with increases in the premiums or fees payable under the applicable insurance policies. Notwithstanding the foregoing, at any time during the Applicable Period, the Company may procure insurance, and pay the amount of any premiums and fees payable in connection therewith, directly for and on behalf of itself, the Company Group and the Assets or operations thereof.

(i)            If, during any calendar year, any Company Group Member proposes to increase the insurance coverage of any such Company Group Member or the Assets thereof such that the increase, together with any other increases in such calendar year, would result in the aggregate premiums and fees of the Company Group (on an annualized basis) being greater than the amount presented to the board of directors of TLP Finance (or similar governing body) with respect to such calendar year in the annual budget for the procurement of insurance by at least ten percent (10%), such Company Group Member shall, fifteen (15) days prior to the procurement of such insurance, propose to TLP Management Services in writing either (1) a plan to procure an insurance policy, in which case TLP Management Services may accept or reject such plan or propose to procure such insurance coverage or (2) that a Pike Entity procure such insurance coverage. If a Pike Entity procures insurance coverage, then such coverage shall be subject to the approval of the Company, on behalf of the Company Group and, upon approval by the Company, the Insurance Reimbursement shall be increased by the amount of any premiums and fees under such insurance policy.

(d)           On each anniversary of the Effective Date during the Applicable Period, the Company will have the right to submit to TLP Management Services a proposal to reduce the amount of the Administrative Fee for that year if the Company believes, in good faith, that the Services performed by TLP Management Services for the year in question do not justify payment of the full Administrative Fee for that year. If the Company submits such a proposal to TLP Management Services, then TLP Management Services agrees that it will negotiate in good faith with the Company to determine if the Administrative Fee for that year should be reduced and, if so, by how much.

(e)           At any time during the Applicable Period and following the approval of TLP Finance’s board of directors, the Company Group may elect to assume direct financial responsibility for each of the employees within a particular business unit who perform certain identified management, professional, administrative or support Services on behalf of the Company Group, including all costs and expenses, salary, bonus, benefits, taxes and assessments associated with all personnel dedicated to the Service. Following such election, the personnel performing such Services for the Company Group will be deemed for all purposes hereof to be “On-Site Employees” (as defined in Section 2.1(h)(i)) for the remainder of the Applicable Period and TLP Management Services shall be directly reimbursed for the associated costs and expenses for the personnel performing such Services in accordance with Section 3.1(b) hereof and the Administrative Fee will be reduced by an equal amount. The Parties acknowledge and agree that from and after the Effective Date (as defined therein) of the Third A&R Omnibus Agreement, the Company Group assumed direct financial responsibility for that portion of the Services that are provided by the engineering and the ESOH personnel (which personnel are hereby designated as On-Site Employees). Pursuant thereto, TLP Management Services shall be directly reimbursed for the associated costs and expenses for the engineering and the ESOH personnel in accordance with Section 3.1(b) hereof and the Parties hereby agree that the Administrative Fee set forth in Section 2.1(a) above reflects such designation.

(f)            Following the expiration of the Applicable Period, the Company will determine the amount of Services expenses and insurance premium expenses that are properly allocable to the Company Group, if any, in accordance with the terms of the Operating Agreement (and otherwise in its reasonable discretion).

(g)           Employees of TLP Management Services performing Services to or for the benefit of the Company Group during the Applicable Period shall work solely under the direction, supervision, management and control of the Company with respect to the time spent in providing such Services; however, at all times such employees shall remain employees of TLP Management Services. For the avoidance of doubt, during the Applicable Period in which employees of the TLP Management Services are performing Services to or for the benefit of the Company Group, the Company Group shall be ultimately and fully responsible for the daily work assignments of such employees, including supervision of their day-to-day work activities, training schedules and performance consistent with the purposes stated in Section 2.1(a).

(h)           The Administrative Fee shall not include and the Company Group shall reimburse TLP Management Services for:

(i)            wages and salaries of employees of TLP Management Services, to the extent, but only to the extent, such employees perform Services for the Company Group on-site at any Asset (the “On-Site Employees”);

(ii)           the cost of employee benefits relating to On-Site Employees, such as 401(k), pension, and health insurance benefits;

(iii)          out-of-pocket costs and expenses incurred by TLP Management Services on behalf of the Company Group, including the incremental general and administrative expenses of the Company’s status as a public company (including, for avoidance of doubt, after the Take-Private Transaction), such as K-1 preparation, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports, and other costs and expenses;

(iv)          all sales, use, excise, value added or similar taxes, other than taxes measured by income, if any, that may be applicable from time to time in respect of the Services; and

(v)           any services (including with respect to the forgoing clauses (i)-(iv)) that are outsourced by TLP Management Services to third Person with the concurrence of the Company.

ARTICLE III

3.1          Operational Services. During the Applicable Period:

(a)           TLP Management Services, acting on behalf of the Company, shall make available such employees as may reasonably be required for the conduct by the Company Group of its operations, including the employees described in Section 2.1(h)(i) and 2.1(h)(ii) with respect to Services for the Company Group performed on-site at any Asset.

(b)           With respect to the On-Site Employees, TLP Management Services shall be reimbursed on a biweekly basis for (a) all direct and indirect expenses incurred, or payments made, on behalf of the Company Group (including salary, bonus, incentive compensation and all other amounts paid to any persons who assist in the conduct of the Company Group operations) and (b) all other necessary or appropriate expenses allocable to the Company Group (including expenses allocated to TLP Management Services by any of their respective affiliates). TLP Management Services shall determine the expenses that are allocable to the Company Group in any reasonable manner determined by TLP Management Services in its sole discretion.

(c)           On-Site Employees performing services described in Section 3.1(a) to or for the benefit of the Company Group during the Applicable Period shall work solely under the direction, supervision, management and control of the Company with respect to the time spent in providing such services; however, at all times such On-Site Employees shall remain employees of TLP Management Services. For the avoidance of doubt, during the Applicable Period in which On-Site Employees of TLP Management Services are performing services to or for the benefit of the Company Group, the Company Group shall be ultimately and fully responsible for the daily work assignments of such On-Site Employees, including supervision of their day-to-day work activities, training schedules and performance consistent with the purposes stated in Section 3.1(a).

ARTICLE IV

Miscellaneous

4.1          Choice of Law; Jurisdiction.

(a)           This Restated Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)           The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Restated Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and that any cause of action arising out of this Restated Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.2 shall be deemed effective service of process on such Party.

4.2          Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Restated Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Restated Agreement shall be sent to or made at the address set forth below such Party’s signature to this Restated Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

if to any Person of the Company Group:

TransMontaigne Partners LLC

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attention: Chief Executive Officer

Fax: 303-626-8228

if to TLP Management Services:

TLP Management Services LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Attention: General Counsel

Fax: 617-867-4698

E-mail: tburke@arclightcapital.com

4.3          Entire Agreement. This Restated Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4          Termination. Notwithstanding any other provision of this Restated Agreement to the contrary, if the Pike Entities cease to directly or indirectly control the Company, then this Restated Agreement may immediately thereupon be terminated by an appropriate Pike Entity that remains controlled, directly or indirectly, by ArcLight Energy Partners Fund VI, L.P. or its affiliates.

4.5          Amendment or Modification. This Restated Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Restated Agreement.

4.6          Assignment. No Party shall have the right to assign any of its rights or obligations under this Restated Agreement without the consent of the other Parties hereto.

4.7          Counterparts. This Restated Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

4.8          Severability. If any provision of this Restated Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, then the remainder of this Restated Agreement shall remain in full force and effect.

4.9          Further Assurances. In connection with this Restated Agreement and all transactions contemplated by this Restated Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Restated Agreement and all such transactions.

4.10        Representations and Warranties. Each Party represents and warrants that this Restated Agreement has been duly authorized, executed and delivered by it and that this Restated Agreement constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

4.11        No Third Party Beneficiaries. The provisions of this Restated Agreement are enforceable solely by the Parties to this Restated Agreement, and no third Person shall have the right, separate and apart from the Company, to enforce any provision of this Restated Agreement or to compel any Party to this Restated Agreement to comply with the terms of this Restated Agreement.

4.12        Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Restated Agreement.

IN WITNESS WHEREOF, the Parties have executed this Restated Agreement effective as of the date first written above.

TRANSMONTAIGNE PARTNERS LLC

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

TRANSMONTAIGNE OPERATING GP L.L.C.

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

TRANSMONTAIGNE OPERATING COMPANY L.P.

By TransMontaigne Operating GP L.L.C., its General Partner

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

TLP MANAGEMENT SERVICES LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

Fourth Amended and Restated Omnibus Agreement